Exhibit 23.2

                         CONSENT OF INDEPENDENT AUDITORS

      We consent to the reference to our firm under the caption "Experts" in this Registration Statement on Form S-8 pertaining to the Telular Corporation Fifth Amended and Restated Stock Incentive Plan and the Non-Employee Directors' Stock Incentive Plan of Telular Corporation and to the incorporation by reference therein of our report dated October 25, 2002, except for Note 18 thereof, as to which the date is November 27, 2002, with respect to the consolidated financial statements and schedules of Telular Corporation included in its Annual Report (Form 10-K) for the year ended September 30, 2002, filed with the Securities and Exchange Commission.


                                        /s/ Ernst & Young LLP
                                        ----------------------------------------
                                        Ernst & Young LLP

Chicago, Illinois
June 11, 2003